Filed pursuant to Rule 424(b)(3)
File No. 333-216037

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated September 1, 2020

to

Prospectus dated April 17, 2020

This supplement (“Supplement”) contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated April 17, 2020 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 36 of the Prospectus before you decide to invest in shares of our common stock.

The purposes of this Supplement are as follows:

•	to disclose our August 2020 distributions for all share classes; and

•	to provide other updates regarding our business.

August 2020 Distributions

On August 25, 2020, our board of directors approved a distribution increase of $0.01 per share for each class of our common stock and declared our August 2020 cash distributions for each class of our common stock in the amounts per share set forth below:

Class F Common Stock	$0.1710
Class Y Common Stock	$0.1710
Class I Common Stock	$0.1450
Class T Common Stock	$0.1273
Class S Common Stock	$0.1273
Class D Common Stock	$0.1388
Class M Common Stock	$0.1388

Financing Arrangements

WF-1 Facility

On August 27, 2020, FS Credit Real Estate Income Trust, Inc., or the Company, as guarantor, FS CREIT Finance WF-1 LLC, or WF-1, an indirect wholly-owned, special-purpose financing subsidiary of the Company, as seller, and Wells Fargo, National Association, or Wells Fargo, as buyer, entered into an Amendment No. 6 to Master Repurchase and Securities Contract, or Amendment No. 6, amending the Master Repurchase and Securities Contract, dated August 30, 2017, between WF-1 and Wells Fargo. Amendment No. 6 provides for, among other things, (i) reduction of the maximum facility amount to $100,000,000, with the option to increase the maximum facility amount up to $200,000,000 with the consent of Wells Fargo and (ii) extension of the funding period termination date and facility maturity date to August 30, 2021.